Exhibit 99.1

ALTRIA REPORTS 2022 SECOND-QUARTER AND FIRST-HALF RESULTS;
REAFFIRMS 2022 FULL-YEAR EARNINGS GUIDANCE

RICHMOND, Va. - July 28, 2022 - Altria Group, Inc. (NYSE: MO) today reports its 2022 second-quarter and first-half business results and reaffirms its guidance for 2022 full-year adjusted diluted earnings per share (EPS).
“Our tobacco businesses performed well in a challenging macroeconomic environment for the first half of the year,” said Billy Gifford, Altria’s Chief Executive Officer. “The smokeable products segment delivered solid operating companies income growth behind the resilience of Marlboro, and our moist smokeless tobacco brands continued to drive profitability. We also continued to make progress toward our Vision through the investments we laid out in January, which included supporting the expansion of on!. We are encouraged by on!’s retail momentum and significant share growth since achieving unconstrained capacity last summer.”

“We believe this is a pivotal point in the U.S. tobacco industry. The FDA has the opportunity to create a mature, regulated marketplace of smoke-free products that can successfully realize tobacco harm reduction and improve the lives of millions of adult smokers. We share the FDA’s goal to transition adult smokers away from cigarettes, but we continue to believe that harm reduction, not prohibition, is the best path forward.”

“Our financial plans for the year remain on track, and we reaffirm our guidance to deliver 2022 full-year adjusted diluted EPS in a range of $4.79 to $4.93. This range represents an adjusted diluted EPS growth rate of 4% to 7% from a $4.61 base in 2021.”

Altria Headline Financials[1]

($ in millions, except per share data)	Q2 2022	Change vs. Q2 2021	First Half 2022	Change vs. First Half 2021
Net revenues	$6,543	(5.7)%	$12,435	(4.1)%
Revenues net of excise taxes	$5,374	(4.3)%	$10,193	(2.9)%

Reported tax rate	44.5%	18.4 pp	33.4%	7.1 pp
Adjusted tax rate	24.8%	(0.1) pp	24.9%	– pp

Reported diluted EPS[2]	$0.49	(57.8)%	$1.57	(18.7)%
Adjusted diluted EPS[2]	$1.26	2.4%	$2.38	3.5%
1 “Adjusted” financial measures presented in this release exclude the impact of special items. See “Basis of Presentation” for more information.
2 “EPS” represents diluted earnings per share attributable to Altria.

As previously announced, a conference call with the investment community and news media will be webcast on July 28, 2022 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.altria.com/webcasts.

6601 West Broad Street, Richmond VA 23230

Cash Returns to Shareholders and Capital Markets Activity
Share Repurchase Program
•In the second quarter, we repurchased 10.1 million shares at an average price of $50.35, for a total cost of $507 million.
•In the first half, we repurchased 21.4 million shares at an average price of $50.53, for a total cost of approximately $1.1 billion.
•As of June 30, 2022, we had approximately $750 million remaining under our existing $3.5 billion share repurchase program, which we expect to complete by December 31, 2022. Share repurchases depend on marketplace conditions and other factors, and the program remains subject to the discretion of our Board of Directors (Board).
Dividends
•We paid dividends of approximately $1.6 billion in the second quarter and approximately $3.3 billion in the first half.
•Our current annualized dividend rate is $3.60 per share, representing a dividend yield of 8.2% as of July 25, 2022.
•We maintain our long-term objective of a dividend payout ratio target of approximately 80% of our adjusted diluted EPS. Future dividend payments remain subject to the discretion of our Board.
Capital Markets Activity
•In August, we expect to retire $1.1 billion of notes coming due with available cash.

Environmental, Social and Governance (ESG)
Our Corporate Responsibility Focus Areas are (i) reduce the harm of tobacco products, (ii) prevent underage use, (iii) protect the environment, (iv) drive responsibility through our value chain, (v) support our people and communities and (vi) engage and lead responsibly. Our corporate responsibility reports are available on the Corporate Responsibility section of www.altria.com.
•Most recently, we published the following responsibility reports:
◦2021 Engage and Lead Responsibly report;
◦2021 Focus Area Snapshots;
◦Focus Areas Governance & Frameworks report, which summarizes governance practices, policies and frameworks used to manage our responsibility focus areas;
◦ESG Data Tables, which provide full-year data and developments across our key ESG metrics; and
◦2021 Lobbying and Political Activity Transparency & Integrity report.
•In June, we were recognized as one of the most community-minded businesses by the national service organization, Points of Light, in its 2022 Civic 50 recognition. This is our tenth consecutive year of recognition for our commitment to supporting communities and advancing social causes.

Macroeconomic and Geopolitical Conditions Impacting Our Businesses
Impact on Tobacco Business Operations
•We continue to monitor the evolving macroeconomic and geopolitical landscape. High rates of inflation continued in the second quarter of 2022, driven by increasing global energy, commodity and food prices, which were further exacerbated by other factors, including supply and demand imbalances, labor shortages and the Russian invasion of Ukraine. While not material to date, high inflation adversely impacted our Master Settlement Agreement (MSA) expense and other direct and indirect costs.
•Volatility in domestic and global economies and disruptions in the supply and distribution chains continued in the second quarter of 2022, resulting from several factors, including the on-going impacts of the COVID-19 pandemic and the Russian invasion of Ukraine. While our operating companies focus on the manufacture and sale of tobacco products in the U.S. and have little direct exposure to Russia and Ukraine, we have experienced negative effects on the cost and availability of certain raw materials and component parts for our products.

•To date, we have not experienced any material adverse effects on our businesses. However, as these trends and developments evolve and new ones emerge, we will continue to evaluate the potential impacts on our businesses and our Vision.
Impact on Adult Tobacco Consumers (ATCs)
•ATCs continue to face challenges from high inflation, high gas prices, rising interest rates, the COVID-19 pandemic and the end of federal government stimulus, which have impacted ATC disposable income, resulting in volume declines across the tobacco space during the second quarter. However, we believe that ATCs adapted their purchasing patterns across a variety of goods and services to compensate for the pressures on disposable income. We continue to monitor the effect of these dynamics on ATCs and their purchasing behaviors, including overall tobacco product expenditures, mix between premium and discount brand purchases and adoption of smoke-free products.
Impact on ABI Investment
•ABI’s business also continues to be impacted by macroeconomic and geopolitical factors. ABI has been impacted by supply chain constraints across certain markets, foreign exchange rate fluctuations, inflation and commodity cost headwinds. ABI has a joint venture with exposure to Russia and Ukraine, which it fully impaired in the first quarter of 2022 and has announced plans to sell. Additionally, the macroeconomic and geopolitical factors have contributed to significant changes in certain foreign exchange rates, including the Euro to U.S. dollar exchange rate, resulting in the fair value of our investment in ABI declining below its carrying value at June 30, 2022. Despite these headwinds, ABI has delivered consistent business and earnings performance over the past several quarters, demonstrating its ability to continue to execute its strategies and navigate challenges. While we believe that the decline in fair value is temporary, we will continue to monitor our investment in ABI, including the impact on ABI’s business, resulting from supply chain challenges, inflation, foreign exchange rates and market valuation.

JUUL Investment Update
•In June 2022, the U.S. Food and Drug Administration (FDA) issued marketing denial orders (MDOs) to JUUL ordering all of JUUL’s products currently marketed in the U.S. off the market.
•In July 2022, the FDA administratively stayed the MDOs on a temporary basis, citing its determination that there are scientific issues unique to the JUUL pre-market tobacco product applications that warrant additional agency review. This administrative stay temporarily suspends the MDOs and JUUL’s products currently remain on the market.
•In the second quarter of 2022, we recorded a non-cash pre-tax unrealized loss of $1.2 billion as a result of a decrease in the estimated fair value of our investment in JUUL. The decrease in the estimated fair value was primarily driven by (i) a decrease in the likelihood of a favorable outcome from the FDA for JUUL’s products that are currently marketed in the U.S., which have received MDOs and are now under additional administrative review, (ii) a decrease in the likelihood of JUUL maintaining adequate liquidity to fund projected cash needs, which could result in JUUL seeking protection under bankruptcy or other insolvency law, and (iii) projections of higher operating expenses resulting in lower long-term operating margins. As of June 30, 2022, the estimated fair value of our investment in JUUL was $450 million.
•Under the terms of our relationship agreement with JUUL, we have the option to be released from our non-compete obligations if (i) JUUL is prohibited by federal law from selling e-vapor products in the U.S. for a continuous period of at least 12 months (subject to tolling of this period in certain circumstances), (ii) if our carrying value of the JUUL investment is not more than 10% of the initial carrying value of $12.8 billion or (iii) if we are no longer providing JUUL services as of December 20, 2024. However, if we elect to be released from our non-compete obligations, we would lose our board designation rights (other than the right to appoint one independent director so long as our ownership continues to be at least 10%), preemptive rights, consent rights and certain other rights with respect to our investment in JUUL, and our JUUL shares would be converted to single vote common stock, which would result in a significant reduction in our voting power. At this time, we continue to believe that these investment rights are beneficial to us. Therefore, we have not opted to be released from our non-compete obligations at this time, but we retain the option to do so in the future in accordance with our relationship agreement with JUUL.

•We continue to believe that e-vapor products, including JUUL, can play an important role in tobacco harm reduction.

2022 Full-Year Guidance
We reaffirm our guidance to deliver 2022 full-year adjusted diluted EPS in a range of $4.79 to $4.93, representing a growth rate of 4% to 7% from an adjusted diluted EPS base of $4.61 in 2021. While the 2022 full-year adjusted diluted EPS guidance accounts for a range of scenarios, the external environment remains dynamic. We will continue to monitor conditions related to (i) the economy, including the impact of increased inflation, rising interest rates and global supply chain disruptions, (ii) the impact of current and future COVID-19 variants and mitigation strategies, (iii) ATC dynamics, including tobacco usage occasions, available disposable income, purchasing patterns and adoption of smoke-free products, (iv) regulatory and legislative developments and (v) the impacts of the Russian invasion of Ukraine.
Our 2022 full-year adjusted diluted EPS guidance range includes planned investments in support of our Vision, such as (i) enhancement of our digital consumer engagement system, (ii) increased smoke-free product research, development and regulatory preparation expenses and (iii) marketplace activities in support of our smoke-free products. The guidance range also includes anticipated inflationary increases in MSA expenses and direct and indirect materials costs and our current expectation that PM USA will not have access to the IQOS system in 2022.
Our full-year adjusted diluted EPS guidance range excludes the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, asset impairment charges, acquisition-related and disposition-related costs, equity investment-related special items (including any changes in fair value of our equity investment recorded using the fair value option and any changes in the fair value of related warrants and preemptive rights), certain income tax items, charges associated with tobacco and health and certain other litigation items, and resolutions of certain non-participating manufacturer (NPM) adjustment disputes under the MSA (such dispute resolutions are referred to as NPM Adjustment Items). See Table 1 below for the income and expense items for the first six months of 2022.
Our management cannot estimate on a forward-looking basis the impact of certain income and expense items, including those items noted in the preceding paragraph, on our reported diluted EPS because these items, which could be significant, may be unusual or infrequent, are difficult to predict and may be highly variable. As a result, we do not provide a corresponding U.S. generally accepted accounting principles (GAAP) measure for, or reconciliation to, our adjusted diluted EPS guidance.

ALTRIA GROUP, INC.
See “Basis of Presentation” below for an explanation of financial measures and reporting segments discussed in this release.

Financial Performance
Second Quarter
•Net revenues decreased 5.7% to $6.5 billion, primarily driven by lower net revenues in the smokeable products segment, the sale of our wine business in October 2021 and lower net revenues in the oral tobacco products segment. Revenues net of excise taxes decreased 4.3% to $5.4 billion.
•Reported diluted EPS decreased 57.8% to $0.49, primarily driven by unfavorable results from our equity investments, substantially all of which related to the changes in the estimated fair value of our investment in JUUL (including the corresponding adjustment for a tax valuation allowance) and lower reported operating companies income (OCI), partially offset by the loss on Cronos-related financial instruments in 2021 and fewer shares outstanding.
•Adjusted diluted EPS increased 2.4% to $1.26, driven by fewer shares outstanding.
First Half
•Net revenues decreased 4.1% to $12.4 billion, primarily driven by the sale of our wine business in October 2021 and lower net revenues in the smokeable and oral tobacco products segments. Revenues net of excise taxes decreased 2.9% to $10.2 billion.
•Reported diluted EPS decreased 18.7% to $1.57, primarily driven by unfavorable results from our equity investments, substantially all of which related to the changes in the estimated fair value of our investment in JUUL (including the corresponding adjustment for a tax valuation allowance), partially offset by 2021 losses on early extinguishment of debt, fewer shares outstanding, higher reported OCI and favorable interest expense.
•Adjusted diluted EPS increased 3.5% to $2.38, primarily driven by fewer shares outstanding, higher adjusted OCI and favorable interest expense.

Table 1 - Altria’s Adjusted Results

	Second Quarter			Six Months Ended June 30,
	2022	2021	Change	2022	2021	Change
Reported diluted EPS	$0.49	$1.16	(57.8)%	$1.57	$1.93	(18.7)%
NPM Adjustment Items	—	—		(0.02)	(0.01)
Asset impairment, exit, implementation, acquisition and disposition-related costs	—	—		—	0.02
Tobacco and health and certain other litigation items	0.02	—		0.02	0.02
JUUL changes in fair value	0.64	(0.05)		0.70	0.05
ABI-related special items	0.05	0.02		0.02	(0.04)
Cronos-related special items	0.06	0.10		0.09	0.06
Loss on early extinguishment of debt	—	—		—	0.27
Adjusted diluted EPS	$1.26	$1.23	2.4%	$2.38	$2.30	3.5%
Note: For details of pre-tax, tax and after-tax amounts, see Schedules 7 and 9.

Special Items
The EPS impact of the following special items is shown in Table 1 and Schedules 6, 7, 8 and 9.
NPM Adjustment Items
•In the first half of 2022 and 2021, we recorded pre-tax income of $60 million (or $0.02 per share) and $32 million (or $0.01 per share), respectively, for NPM Adjustment Items.
Tobacco and Health and Certain Other Litigation Items
•In the second quarter of 2022, we recorded pre-tax charges of $46 million (or $0.02 per share) for tobacco and health and certain other litigation items and related interest costs.
•In the first half of 2022 and 2021, we recorded pre-tax charges of $58 million (or $0.02 per share) and $43 million (or $0.02 per share), respectively, for tobacco and health and certain other litigation items and related interest costs.
JUUL Changes in Fair Value
We recorded non-cash, pre-tax unrealized (income) losses from equity investments as a result of changes in the estimated fair value of our investment in JUUL consisting of the following:

	Second Quarter		Six Months Ended June 30,
($ in millions, except per share data)	2022	2021	2022	2021

(Income) losses from equity investments	$1,155	$(100)	$1,255	$100
Earnings per share	$0.64	$(0.05)	$0.70	$0.05
We recorded corresponding adjustments to the JUUL tax valuation allowance in 2022 and 2021.
ABI-Related Special Items
•In the second quarter of 2022, equity earnings from ABI included net pre-tax losses of $112 million (or $0.05 per share), consisting primarily of ABI’s non-cash impairment charge related to its investment in a joint venture with direct exposure to Russia and Ukraine.
•In the first half of 2022, equity earnings from ABI included net pre-tax losses of $53 million (or $0.02 per share), consisting primarily of ABI’s non-cash impairment charge related to its investment in a joint venture with direct exposure to Russia and Ukraine, partially offset by ABI’s net mark-to-market gains on certain ABI financial instruments associated with its share commitments.
•In the second quarter of 2021, equity earnings from ABI included net pre-tax charges of $39 million (or $0.02 per share), consisting primarily of charges associated with early bond terminations by ABI.
•In the first half of 2021, equity earnings from ABI included net pre-tax income of $89 million (or $0.04 per share), consisting primarily of ABI’s completion of the issuance of a minority stake in its U.S.-based metal container operations and net mark-to-market gains on certain ABI financial instruments associated with its share commitments, partially offset by charges associated with an early bond termination by ABI.
The ABI-related special items above include our respective share of the amounts recorded by ABI and additional adjustments related to (i) conversion from international financial reporting standards to GAAP and (ii) adjustments to our investment required under the equity method of accounting.

Cronos-Related Special Items
We recorded net pre-tax (income) expense consisting of the following:

	Second Quarter		Six Months Ended June 30,
($ in millions, except per share data)	2022	2021	2022	2021

(Gain) loss on Cronos-related financial instruments [1]	$4	$103	$14	$(7)
(Income) losses from equity investments [2]	110	78	161	118
Total Cronos-related special items - (income) expense	$114	$181	$175	$111
Earnings per share	$0.06	$0.10	$0.09	$0.06
1 Amounts are related to the non-cash change in the fair value of the warrant and certain anti-dilution protections.
2 Amounts include our share of special items recorded by Cronos and additional adjustments, if required under the equity method of accounting, related to our investment in Cronos including the $107 million non-cash, pre-tax impairment of our investment in Cronos in the second quarter of 2022.
We recorded corresponding adjustments to the Cronos tax valuation allowance in 2022 and 2021 relating to the special items.
Loss on Early Extinguishment of Debt
•In the first half of 2021, we recorded pre-tax losses on early extinguishment of debt of $649 million (or $0.27 per share).

SMOKEABLE PRODUCTS

Revenues and OCI
Second Quarter
•Net revenues decreased 2.9%, primarily driven by lower shipment volume, partially offset by higher pricing and lower promotional investments. Revenues net of excise taxes decreased 0.7%.
•Reported OCI decreased 0.5%, primarily driven by lower shipment volume, higher costs, higher per unit settlement charges and higher tobacco and health and certain other litigation items, partially offset by higher pricing and lower promotional investments.
•Adjusted OCI increased 0.6%, primarily driven by higher pricing and lower promotional investments, partially offset by lower shipment volume, higher costs and higher per unit settlement charges. Adjusted OCI margins increased by 0.7 percentage points to 59.1%.
First Half
•Net revenues decreased 1.4%, primarily driven by lower shipment volume, partially offset by higher pricing and lower promotional investments. Revenues net of excise taxes increased 0.7%.
•Reported OCI increased 3.4%, primarily driven by higher pricing, lower promotional investments and higher NPM Adjustment Items, partially offset by lower shipment volume, higher costs and higher per unit settlement charges.
•Adjusted OCI increased 2.9%, primarily driven by higher pricing and lower promotional investments, partially offset by lower shipment volume, higher costs and higher per unit settlement charges. Adjusted OCI margins increased by 1.3 percentage points to 59.3%.

Table 2 - Smokeable Products: Revenues and OCI ($ in millions)

	Second Quarter			Six Months Ended June 30,
	2022	2021	Change	2022	2021	Change
Net revenues	$5,873	$6,050	(2.9)%	$11,138	$11,300	(1.4)%
Excise taxes	(1,137)	(1,281)		(2,181)	(2,402)
Revenues net of excise taxes	$4,736	$4,769	(0.7)%	$8,957	$8,898	0.7%

Reported OCI	$2,762	$2,776	(0.5)%	$5,321	$5,148	3.4%
NPM Adjustment Items	—	—		(60)	(32)
Tobacco and health and certain other litigation items	38	8		50	43
Adjusted OCI	$2,800	$2,784	0.6%	$5,311	$5,159	2.9%
Adjusted OCI margins [1]	59.1%	58.4%	0.7 pp	59.3%	58.0%	1.3 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Shipment Volume
Second Quarter
•Smokeable products segment reported domestic cigarette shipment volume decreased 11.1%, primarily driven by the industry’s decline rate and retail share losses (both of which were impacted by macroeconomic pressures on ATC disposable income) and trade inventory movements, partially offset by other factors.
•When adjusted for trade inventory movements, smokeable products segment domestic cigarette shipment volume decreased by an estimated 10%.
•When adjusted for trade inventory movements and other factors, total estimated domestic cigarette industry volume decreased by an estimated 8.5%.
•Reported cigar shipment volume decreased 5.0%, driven by macroeconomic pressures on ATC disposable income, trade inventory movements and other factors.

First Half
•Smokeable products segment reported domestic cigarette shipment volume decreased 8.9%, primarily driven by the industry’s decline rate and retail share losses (both of which were impacted by macroeconomic pressures on ATC disposable income) and trade inventory movements, partially offset by other factors.
•When adjusted for trade inventory movements and other factors, smokeable products segment domestic cigarette shipment volume decreased by an estimated 9%.
•When adjusted for trade inventory movements and other factors, total estimated domestic cigarette industry volume decreased by an estimated 7.5%.
•Reported cigar shipment volume decreased 7.4%, driven by trade inventory movements, macroeconomic pressures on ATC disposable income and other factors.

Table 3 - Smokeable Products: Reported Shipment Volume (sticks in millions)

	Second Quarter			Six Months Ended June 30,
	2022	2021	Change	2022	2021	Change
Cigarettes:
Marlboro	20,035	22,339	(10.3)%	38,325	41,754	(8.2)%
Other premium	1,017	1,157	(12.1)%	1,954	2,138	(8.6)%
Discount	1,457	1,810	(19.5)%	2,847	3,428	(16.9)%
Total cigarettes	22,509	25,306	(11.1)%	43,126	47,320	(8.9)%

Cigars:
Black & Mild	432	453	(4.6)%	865	932	(7.2)%
Other	1	3	(66.7)%	2	4	(50.0)%
Total cigars	433	456	(5.0)%	867	936	(7.4)%

Total smokeable products	22,942	25,762	(10.9)%	43,993	48,256	(8.8)%
Note: Cigarettes volume includes units sold as well as promotional units, but excludes units sold for distribution to Puerto Rico, and units sold in U.S. Territories, to overseas military and by Philip Morris Duty Free Inc., none of which, individually or in the aggregate, is material to the smokeable products segment.

Retail Share and Brand Activity
Second Quarter
•Marlboro retail share of the total cigarette category decreased 0.4 share points to 42.7%, primarily due to increased macroeconomic pressures on ATC disposable income. Marlboro retail share increased 0.1 share point from the first quarter of 2022.
•The cigarette industry discount retail share increased 1.3 share points to 26.4%, primarily due to the ATC factors mentioned above. Cigarette industry discount retail share was unchanged from the first quarter of 2022.
First Half
•Marlboro retail share of the total cigarette category decreased 0.4 share points to 42.6%, primarily due to increased macroeconomic pressures on ATC disposable income.
•The cigarette industry discount retail share increased 1.2 share points to 26.4%, primarily due to the ATC factors mentioned above.

Table 4 - Smokeable Products: Cigarettes Retail Share (percent)

	Second Quarter			Six Months Ended June 30,
	2022	2021	Percentage point change	2022	2021	Percentage point change
Cigarettes:
Marlboro	42.7%	43.1%	(0.4)	42.6%	43.0%	(0.4)
Other premium	2.3	2.3	—	2.3	2.3	—
Discount	3.2	3.5	(0.3)	3.3	3.6	(0.3)
Total cigarettes	48.2%	48.9%	(0.7)	48.2%	48.9%	(0.7)
Note: Retail share results for cigarettes are based on data from IRI/MSAi, a tracking service that uses a sample of stores and certain wholesale shipments to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes. For other trade classes selling cigarettes, retail share is based on shipments from wholesalers to retailers (STARS). This service is not designed to capture sales through other channels, including the internet, direct mail and some illicitly tax-advantaged outlets. It is IRI’s standard practice to periodically refresh its services, which could restate retail share results that were previously released in this service.

ORAL TOBACCO PRODUCTS

Revenues and OCI
Second Quarter
•Net revenues decreased 4.0%, primarily driven by lower shipment volume, higher promotional investments in on! and a higher percentage of on! shipment volume relative to MST versus the prior year (mix change), partially offset by higher pricing. Revenues net of excise taxes decreased 3.8%.
•Reported and adjusted OCI decreased 8.9%, primarily driven by lower shipment volume, higher promotional investments in on!, mix change and higher costs, partially offset by higher pricing. Adjusted OCI margins declined by 3.8 percentage points to 67.9%.
First Half
•Net revenues decreased 3.1%, primarily driven by lower shipment volume, higher promotional investments in on! and mix change, partially offset by higher pricing. Revenues net of excise taxes decreased 2.9%.
•Reported OCI decreased 3.1%, primarily driven by lower shipment volume, higher promotional investments in on!, mix change and higher costs, partially offset by higher pricing and 2021 acquisition-related costs.
•Adjusted OCI decreased 7.1%, primarily driven by lower shipment volume, higher promotional investments in on!, mix change and higher costs, partially offset by higher pricing. Adjusted OCI margins declined by 3.1 percentage points to 68.8%.

Table 5 - Oral Tobacco Products: Revenues and OCI ($ in millions)

	Second Quarter			Six Months Ended June 30,
	2022	2021	Change	2022	2021	Change
Net revenues	$665	$693	(4.0)%	$1,278	$1,319	(3.1)%
Excise taxes	(32)	(35)		(61)	(66)
Revenues net of excise taxes	$633	$658	(3.8)%	$1,217	$1,253	(2.9)%

Reported OCI	$430	$472	(8.9)%	$837	$864	(3.1)%
Asset impairment, exit, implementation, acquisition and disposition-related costs	—	—		—	37
Adjusted OCI	$430	$472	(8.9)%	$837	$901	(7.1)%
Adjusted OCI margins [1]	67.9%	71.7%	(3.8) pp	68.8%	71.9%	(3.1) pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Shipment Volume
Second Quarter
•Oral tobacco products segment reported domestic shipment volume decreased 4.4%, primarily driven by retail share losses, trade inventory movements and the industry’s decline rate, partially offset by other factors. The retail share losses and the industry’s decline rate were impacted by macroeconomic pressures on ATC disposable income. When adjusted for trade inventory movements, oral tobacco products segment shipment volume decreased by an estimated 2.5%.
First Half
•Oral tobacco products segment reported domestic shipment volume decreased 3.2%, primarily driven by trade inventory movements, retail share losses and the industry’s decline rate, partially offset by other factors. The retail share losses and the industry’s decline rate were impacted by macroeconomic pressures on ATC disposable income. When adjusted for trade inventory movements, oral tobacco products segment shipment volume decreased by an estimated 1%.
•Total oral tobacco industry volume decreased by an estimated 0.5% for the six months ended, driven by macroeconomic pressures on ATC disposable income and other factors, partially offset by growth in oral nicotine pouches.

Table 6 - Oral Tobacco Products: Reported Shipment Volume (cans and packs in millions)

	Second Quarter			Six Months Ended June 30,
	2022	2021	Change	2022	2021	Change
Copenhagen	123.1	134.1	(8.2)%	238.3	257.0	(7.3)%
Skoal	46.9	52.3	(10.3)%	90.8	100.5	(9.7)%
on!	20.3	12.9	57.4%	38.6	22.1	74.7%
Other	17.7	18.3	(3.3)%	34.4	35.9	(4.2)%
Total oral tobacco products	208.0	217.6	(4.4)%	402.1	415.5	(3.2)%
Note: Volume includes cans and packs sold, as well as promotional units, but excludes international volume, which is currently not material to the oral tobacco products segment. New types of oral tobacco products, as well as new packaging configurations of existing oral tobacco products, may or may not be equivalent to existing MST products on a can-for-can basis. To calculate volumes of cans and packs shipped, one pack of snus or one can of oral nicotine pouches, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST.

Retail Share and Brand Activity
Second Quarter
•Oral tobacco products segment retail share was 46.7%, and Copenhagen continued to be the leading oral tobacco brand with a retail share of 27.2%. In the oral tobacco products segment, macroeconomic pressures on ATC disposable income resulted in share declines for MST products, which declines were partially offset by the share growth of oral nicotine pouches.
•Total U.S. oral tobacco category share for on! nicotine pouches grew to 4.9%, an increase of 2.9 percentage points.
•Copenhagen is celebrating its 200th anniversary this year. We are extremely proud of Copenhagen’s long history and the fantastic employees who have supported the brand over the years. To honor this impressive milestone, we have introduced Cope Rewards, the first and only national rewards program for an MST brand. Under the program, dippers can earn points by entering codes from their Copenhagen cans and can redeem them for coupons or rewards. We are excited about Cope Rewards and its potential contributions to Copenhagen’s sustained leadership in MST.
First Half
•Oral tobacco products segment retail share was 46.8%, and Copenhagen continued to be the leading oral tobacco brand with a retail share of 27.6%. In the oral tobacco products segment, macroeconomic pressures on ATC disposable income resulted in share declines for MST products, which declines were partially offset by the share growth of oral nicotine pouches.
•Total U.S. oral tobacco category share for on! nicotine pouches grew to 4.5% an increase of 2.7 percentage points.

Table 7 - Oral Tobacco Products: Retail Share (percent)

	Second Quarter			Six Months Ended June 30,
	2022	2021	Percentage point change	2022	2021	Percentage point change
Copenhagen	27.2%	29.8%	(2.6)	27.6%	30.0%	(2.4)
Skoal	11.5	12.7	(1.2)	11.6	12.8	(1.2)
on!	4.9	2.0	2.9	4.5	1.8	2.7
Other	3.1	3.2	(0.1)	3.1	3.3	(0.2)
Total oral tobacco products	46.7%	47.7%	(1.0)	46.8%	47.9%	(1.1)
Note: The oral tobacco products retail share results exclude international volume. Retail share results for oral tobacco products are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes on the number of cans and packs sold. Oral tobacco products is defined by IRI as moist smokeless, snus and oral nicotine pouches. New types of oral tobacco products, as well as new packaging configurations of existing oral tobacco products, may or may not be equivalent to existing MST products on a can-for-can basis. For example, one pack of snus or one can of oral nicotine pouches, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST. Because this service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI’s standard practice to periodically refresh its InfoScan services, which could restate retail share results that were previously released in this service.

Altria’s Profile
We have a leading portfolio of tobacco products for U.S. tobacco consumers age 21+. Our Vision by 2030 is to responsibly lead the transition of adult smokers to a smoke-free future (Vision). We are Moving Beyond Smoking™, leading the way in moving adult smokers away from cigarettes by taking action to transition millions to potentially less harmful choices - believing it is a substantial opportunity for adult tobacco consumers, our businesses and society.
Our wholly owned subsidiaries include leading manufacturers of both combustible and smoke-free products. In combustibles, we own Philip Morris USA Inc. (PM USA), the most profitable U.S. cigarette manufacturer, and John Middleton Co. (Middleton), a leading U.S cigar manufacturer. Our smoke-free portfolio includes ownership of U.S. Smokeless Tobacco Company LLC (USSTC), the leading global moist smokeless tobacco (MST) manufacturer, and Helix Innovations LLC (Helix), a rapidly growing manufacturer of oral nicotine pouches. We also enhance our smoke-free product portfolio with exclusive U.S. commercialization rights to the IQOS Tobacco Heating System® and Marlboro HeatSticks®, and an equity investment in JUUL Labs, Inc. (JUUL).
We also own equity investments in Anheuser-Busch InBev SA/NV (ABI), the world’s largest brewer, and Cronos Group Inc. (Cronos), a leading Canadian cannabinoid company.
The brand portfolios of our tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal® and on!®. Trademarks and service marks related to Altria referenced in this release are the property of Altria or our subsidiaries or are used with permission.
Learn more about Altria at www.altria.com and follow us on Twitter, Facebook and LinkedIn.

Basis of Presentation
We report our financial results in accordance with GAAP. Our management reviews OCI, which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate the performance of, and allocate resources to, our segments. Our management also reviews certain financial results, including OCI, OCI margins and diluted EPS, on an adjusted basis, which excludes certain income and expense items, including those items noted under “2022 Full-Year Guidance.” Our management does not view any of these special items to be part of our underlying results as they may be highly variable, may be unusual or infrequent, are difficult to predict and can distort underlying business trends and results. Our management also reviews income tax rates on an adjusted basis. Our adjusted effective tax rate may exclude certain income tax items from our reported effective tax rate. Our management believes that adjusted financial measures provide useful additional insight into underlying business trends and results, and provide a more meaningful comparison of year-over-year results. Our management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not required by, or calculated in accordance with GAAP and may not be calculated the same as similarly titled measures used by other companies. These adjusted financial measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. We provide reconciliations of historical adjusted financial measures to corresponding GAAP measures in this release.
We use the equity method of accounting for our investment in ABI and Cronos and report our share of ABI’s and Cronos’s results using a one-quarter lag because ABI’s and Cronos’s results are not available in time for us to record them in the concurrent period. The one-quarter reporting lag for ABI and Cronos does not affect our cash flows.
Our reportable segments are (i) smokeable products, including combustible cigarettes and cigars manufactured and sold by PM USA and Middleton, respectively, and (ii) oral tobacco products, including MST and snus products manufactured and sold by USSTC, and oral nicotine pouches sold by Helix. Prior to the sale of Ste. Michelle Wine Estates Ltd. (Ste. Michelle) on October 1, 2021, wine produced and/or sold by Ste. Michelle was a reportable segment. We have included results for innovative tobacco products and Philip Morris Capital Corporation in “All Other.” Comparisons are to the corresponding prior-year period unless otherwise stated.

Forward-Looking and Cautionary Statements
This release contains projections of future results and other forward-looking statements that are subject to a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results to differ materially from those contained in the forward-looking statements included in this release are described in our publicly filed reports, including our Annual Report on Form 10-K for the year ended December 31, 2021 and our Quarterly Reports on Form 10-Q. These factors include the following:
▪unfavorable litigation outcomes, including risks associated with adverse jury and judicial determinations, courts and arbitrators reaching conclusions at variance with our or any of our investees’ understanding of applicable law, bonding requirements in the jurisdictions that do not limit the dollar amount of appeal bonds, and certain challenges to bond cap statutes;
▪government (including the FDA) and private sector actions that impact adult tobacco consumer acceptability of, or access to, tobacco products;
▪tobacco product taxation, including lower tobacco product consumption levels and potential shifts in adult tobacco consumer purchases as a result of federal, state and local excise tax increases, and excise taxes on e-vapor and oral nicotine products and the impact on adult tobacco consumers’ transition to lower priced tobacco products;
▪unfavorable outcomes of any government investigations of us or our investees;
▪a successful challenge to our tax positions, an increase to the corporate income tax rate or other changes to federal or state tax laws;
▪the risks related to our and our investees’ international business operations, including failure to prevent violations of various United States and foreign laws and regulations such as foreign privacy laws and laws prohibiting bribery and corruption;
▪the risks associated with health epidemics and pandemics, including the COVID-19 pandemic and similar outbreaks, such as their impact on our and our investees’ ability to continue manufacturing and distributing products (directly or indirectly due to their impact on suppliers, distributors and distribution chain service providers) and their impact on macroeconomic conditions and, in turn, adult tobacco consumer purchasing behavior;
▪the failure of our and our investees’ efforts to compete effectively in their respective markets;
▪the growth of the e-vapor category and other innovative tobacco products, including oral nicotine pouches, contributing to reductions in cigarette and MST consumption levels and sales volume;
▪our ability to promote brand equity successfully; anticipate and respond to evolving adult tobacco consumer preferences; develop, manufacture, market and distribute products that appeal to adult tobacco consumers; promote productivity; and protect or enhance margins through cost savings and price increases;
▪our unsuccessful commercialization of innovative products or processes, including innovative tobacco products that may reduce the health risks associated with cigarettes and other traditional tobacco products, and that appeal to adult tobacco consumers;
▪changes, including in macroeconomic and geopolitical conditions (including inflation), that result in shifts in adult tobacco consumer disposable income and purchasing behavior, including choosing lower-priced and discount brands;
▪significant changes in price, availability or quality of tobacco, other raw materials or component parts, including as a result of changes in macroeconomic, climate and geopolitical conditions, including the Russian invasion of Ukraine;
▪the risks, including FDA regulatory risks, related to our and our investees’ reliance on a few significant facilities and a small number of key suppliers, distributors and distribution chain service providers, and the risk of an extended disruption at a facility of, or of service by, a supplier, distributor or distribution chain service provider of our tobacco subsidiaries or our investees;
▪required or voluntary product recalls or prohibition on the marketing or sale of our or any of our investees’ products as a result of various circumstances such as FDA or other regulatory action or product contamination;
▪the failure of our information systems or the information systems of key suppliers or service providers to function as intended, or cyber attacks or security breaches;
▪our inability to attract and retain the best talent due to the impact of decreasing social acceptance of tobacco usage, tobacco control actions and other factors, including current labor market dynamics;
▪impairment losses as a result of the write down of intangible assets, including goodwill;
▪the adverse effect of acquisitions, investments, dispositions or other events on our credit rating;
▪our inability to acquire attractive businesses or make attractive investments on favorable terms, or at all, or to realize the anticipated benefits from an acquisition or investment and our inability to dispose of businesses or investments on favorable terms or at all;
▪the risks related to disruption and uncertainty in the credit and capital markets, including risk of losing access to these markets, which may adversely affect our earnings or dividend rate or both;
▪our inability to attract and retain investors due to the impact of decreasing social acceptance of tobacco usage or unfavorable ESG ratings;
▪the risk that any challenge to our investment in JUUL, if successful, could result in a broad range of resolutions, including divestiture of the investment or rescission of the transaction;
▪the risks generally related to our investments in JUUL and Cronos, including our inability to realize the expected benefits of our investments in the expected time frames, or at all, due to the risks encountered by our investees in their businesses, such as operational, competitive, compliance, litigation and reputational risks, and legislative and regulatory risks at the international, federal, state and local levels; and changes in the fair value of our investment in JUUL and impairment of our investment in Cronos;
▪the risks related to our inability to acquire a controlling interest in JUUL as a result of standstill restrictions or to control the material decisions of JUUL, restrictions on our ability to sell or otherwise transfer our shares of JUUL until December 20, 2024, and non-competition restrictions for the same time period subject to certain exceptions;
▪the risks associated with our investment in ABI, including effects of the COVID-19 pandemic, foreign currency exchange rates and macroeconomic and geopolitical conditions, including the Russian invasion of Ukraine, on ABI’s business and the impact on our earnings from, and carrying value of, our investment in ABI;
▪the risks related to our ownership percentage in ABI decreasing below certain levels, including additional tax liabilities, a reduction in the number of directors that we have the right to have appointed to the ABI board of directors and our potential inability to use the equity method of accounting for our investment in ABI;
▪the risk of a successful challenge to the tax treatment of our equity investment in ABI; and
▪the risks, including criminal, civil or tax liability, related to our or Cronos’s failure to comply with applicable laws, including cannabis laws.
We caution that the foregoing list of factors is not complete and we do not undertake to update any forward-looking statements that we may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.	Altria Client Services	Altria Client Services
Mac Livingston, Vice President of Investor Relations	Investor Relations	Media Relations
Richard.M.Livingston@altria.com	804-484-8222	804-484-8897

Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Quarters Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	2022	2021	% Change

Net revenues	$6,543	$6,936	(5.7)%
Cost of sales [1]	1,708	1,882
Excise taxes on products [1]	1,169	1,322
Gross profit	3,666	3,732	(1.8)%
Marketing, administration and research costs	489	469
Operating companies income	3,177	3,263	(2.6)%
Amortization of intangibles	18	18
General corporate expenses	54	59
Operating income	3,105	3,186	(2.5)%
Interest and other debt expense, net	280	295
Net periodic benefit income, excluding service cost	(47)	(46)
(Income) losses from equity investments [1]	1,263	(75)
(Gain) loss on Cronos-related financial instruments	4	103
Earnings before income taxes	1,605	2,909	(44.8)%
Provision for income taxes	714	759
Net earnings	891	2,150	(58.6)%
Net (earnings) losses attributable to noncontrolling interests	—	(1)
Net earnings attributable to Altria	$891	$2,149	(58.5)%

Per share data:
Diluted earnings per share attributable to Altria	$0.49	$1.16	(57.8)%

Weighted-average diluted shares outstanding	1,809	1,849	(2.2)%

[1] Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items, excise taxes on products sold and (income) losses from equity investments is shown in Schedule 5.

					Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Quarters Ended June 30,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Oral Tobacco Products	Wine	All Other	Total
2022	$5,873	$665	$—	$5	$6,543
2021	6,050	693	167	26	6,936
% Change	(2.9)%	(4.0)%	(100.0)%	(80.8)%	(5.7)%

Reconciliation:
For the quarter ended June 30, 2021	$6,050	$693	$167	$26	$6,936
Operations	(177)	(28)	(167)	(21)	(393)
For the quarter ended June 30, 2022	$5,873	$665	$—	$5	$6,543

	Operating Companies Income (Loss)
	Smokeable Products	Oral Tobacco Products	Wine	All Other	Total
2022	$2,762	$430	$—	$(15)	$3,177
2021	2,776	472	27	(12)	3,263
% Change	(0.5)%	(8.9)%	(100.0)%	(25.0)%	(2.6)%

Reconciliation:
For the quarter ended June 30, 2021	$2,776	$472	$27	$(12)	$3,263

Tobacco and health and certain other litigation items - 2021	8	—	—	—	8
	8	—	—	—	8

Tobacco and health and certain other litigation items - 2022	(38)	—	—	—	(38)
	(38)	—	—	—	(38)
Operations	16	(42)	(27)	(3)	(56)
For the quarter ended June 30, 2022	$2,762	$430	$—	$(15)	$3,177

			Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Six Months Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	2022	2021	% Change

Net revenues	$12,435	$12,972	(4.1)%
Cost of sales [1]	3,154	3,490
Excise taxes on products [1]	2,242	2,478
Gross profit	7,039	7,004	0.5%
Marketing, administration and research costs	901	973
Operating companies income	6,138	6,031	1.8%
Amortization of intangibles	35	35
General corporate expenses	114	120
Operating income	5,989	5,876	1.9%
Interest and other debt expense, net	561	603
Loss on early extinguishment of debt	—	649
Net periodic benefit income, excluding service cost	(93)	(89)
(Income) losses from equity investments [1]	1,229	(126)
(Gain) loss on Cronos-related financial instruments	14	(7)
Earnings before income taxes	4,278	4,846	(11.7)%
Provision for income taxes	1,428	1,275
Net earnings	2,850	3,571	(20.2)%
Net (earnings) losses attributable to noncontrolling interests	—	2
Net earnings attributable to Altria	$2,850	$3,573	(20.2)%

Per share data[2]:
Diluted earnings per share attributable to Altria	$1.57	$1.93	(18.7)%

Weighted-average diluted shares outstanding	1,813	1,853	(2.2)%

[1] Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items, excise taxes on products sold and income (losses) from equity investments is shown in Schedule 5.

[2] Diluted earnings per share attributable to Altria are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

					Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Six Months Ended June 30,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Oral Tobacco Products	Wine	All Other	Total
2022	$11,138	$1,278	$—	$19	$12,435
2021	11,300	1,319	317	36	12,972
% Change	(1.4)%	(3.1)%	(100.0)%	(47.2)%	(4.1)%

Reconciliation:
For the six months ended June 30, 2021	$11,300	$1,319	$317	$36	$12,972
Operations	(162)	(41)	(317)	(17)	(537)
For the six months ended June 30, 2022	$11,138	$1,278	$—	$19	$12,435

	Operating Companies Income (Loss)
	Smokeable Products	Oral Tobacco Products	Wine	All Other	Total
2022	$5,321	$837	$—	$(20)	$6,138
2021	5,148	864	45	(26)	6,031
% Change	3.4%	(3.1)%	(100.0)%	23.1%	1.8%

Reconciliation:
For the six months ended June 30, 2021	$5,148	$864	$45	$(26)	$6,031

NPM Adjustment Items - 2021	(32)	—	—	—	(32)
Asset impairment, exit, implementation, acquisition and disposition-related costs - 2021	—	37	1	—	38
Tobacco and health and certain other litigation items - 2021	43	—	—	—	43
	11	37	1	—	49

NPM Adjustment Items - 2022	60	—	—	—	60
Tobacco and health and certain other litigation items - 2022	(50)	—	—	—	(50)
	10	—	—	—	10
Operations	152	(64)	(46)	6	48
For the six months ended June 30, 2022	$5,321	$837	$—	$(20)	$6,138

Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data
(dollars in millions)
(Unaudited)

	For the Quarters Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
The segment detail of excise taxes on products sold is as follows:

Smokeable products	$1,137	$1,281	$2,181	$2,402
Oral tobacco products	32	35	61	66
Wine	—	5	—	9
All other	—	1	—	1
	$1,169	$1,322	$2,242	$2,478

The segment detail of charges for resolution expenses related to state settlement agreements included in cost of sales is as follows:

Smokeable products	$1,054	$1,126	$1,933	$2,067
Oral tobacco products	3	3	5	5
All other	—	1	—	1
	$1,057	$1,130	$1,938	$2,073

The segment detail of FDA user fees included in cost of sales is as follows:

Smokeable products	$69	$69	$137	$137
Oral tobacco products	1	1	2	2
	$70	$70	$139	$139

The detail of (income) losses from equity investments is as follows:

ABI	$(12)	$(74)	$(212)	$(392)
Cronos	120	99	186	166
JUUL	1,155	(100)	1,255	100
	$1,263	$(75)	$1,229	$(126)

		Schedule 6
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Quarters Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS
2022 Net Earnings	$891	$0.49
2021 Net Earnings	$2,149	$1.16
% Change	(58.5)%	(57.8)%

Reconciliation:
2021 Net Earnings	$2,149	$1.16

2021 Asset impairment, exit, implementation, acquisition and disposition-related costs	6	—
2021 Tobacco and health and certain other litigation items	7	—
2021 JUUL changes in fair value	(100)	(0.05)
2021 ABI-related special items	29	0.02
2021 Cronos-related special items	186	0.10
2021 Income tax items	9	—
Subtotal 2021 special items	137	0.07

2022 Asset impairment, exit, implementation, acquisition and disposition-related costs	(2)	—
2022 Tobacco and health and certain other litigation items	(35)	(0.02)
2022 JUUL changes in fair value	(1,155)	(0.64)
2022 ABI-related special items	(89)	(0.05)
2022 Cronos-related special items	(106)	(0.06)
2022 Income tax items	(4)	—
Subtotal 2022 special items	(1,391)	(0.77)

Fewer shares outstanding	—	0.03
Change in tax rate	3	—
Operations	(7)	—
2022 Net Earnings	$891	$0.49

				Schedule 7
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Quarters Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Net Earnings Attributable to Altria	Diluted EPS
2022 Reported	$1,605	$714	$891	$891	$0.49
Asset impairment, exit, implementation, acquisition and disposition-related costs	2	—	2	2	—
Tobacco and health and certain other litigation items	46	11	35	35	0.02
JUUL changes in fair value	1,155	—	1,155	1,155	0.64
ABI-related special items	112	23	89	89	0.05
Cronos-related special items	114	8	106	106	0.06
Income tax items	—	(4)	4	4	—
2022 Adjusted for Special Items	$3,034	$752	$2,282	$2,282	$1.26

2021 Reported	$2,909	$759	$2,150	$2,149	$1.16
Asset impairment, exit, implementation, acquisition and disposition-related costs	8	2	6	6	—
Tobacco and health and certain other litigation items	8	1	7	7	—
JUUL changes in fair value	(100)	—	(100)	(100)	(0.05)
ABI-related special items	39	10	29	29	0.02
Cronos-related special items	181	(5)	186	186	0.10
Income tax items	—	(9)	9	9	—
2021 Adjusted for Special Items	$3,045	$758	$2,287	$2,286	$1.23

2022 Reported Net Earnings				$891	$0.49
2021 Reported Net Earnings				$2,149	$1.16
% Change				(58.5)%	(57.8)%

2022 Net Earnings Adjusted for Special Items				$2,282	$1.26
2021 Net Earnings Adjusted for Special Items				$2,286	$1.23
% Change				(0.2)%	2.4%

		Schedule 8
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Six Months Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS[1]
2022 Net Earnings	$2,850	$1.57
2021 Net Earnings	$3,573	$1.93
% Change	(20.2)%	(18.7)%

Reconciliation:
2021 Net Earnings	$3,573	$1.93

2021 NPM Adjustment Items	(24)	(0.01)
2021 Asset impairment, exit, implementation, acquisition and disposition-related costs	43	0.02
2021 Tobacco and health and certain other litigation items	33	0.02
2021 JUUL changes in fair value	100	0.05
2021 ABI-related special items	(71)	(0.04)
2021 Cronos-related special items	116	0.06
2021 Loss on early extinguishment of debt	496	0.27
2021 Income tax items	3	—
Subtotal 2021 special items	696	0.37

2022 NPM Adjustment Items	45	0.02
2022 Asset impairment, exit, implementation, acquisition and disposition-related costs	(7)	—
2022 Tobacco and health and certain other litigation items	(44)	(0.02)
2022 JUUL changes in fair value	(1,255)	(0.70)
2022 ABI-related special items	(42)	(0.02)
2022 Cronos-related special items	(167)	(0.09)
2022 Income tax items	(9)	—
Subtotal 2022 special items	(1,479)	(0.81)

Fewer shares outstanding	—	0.05
Change in tax rate	(1)	—
Operations	61	0.03
2022 Net Earnings	$2,850	$1.57

[1] Diluted earnings per share attributable to Altria are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

es) per share attributable to Altria are computed independently for each period. Accordingly, t

				Schedule 9
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Six Months Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Net Earnings Attributable to Altria	Diluted EPS[1]
2022 Reported	$4,278	$1,428	$2,850	$2,850	$1.57
NPM Adjustment Items	(60)	(15)	(45)	(45)	(0.02)
Asset impairment, exit, implementation, acquisition and disposition-related costs	9	2	7	7	—
Tobacco and health and certain other litigation items	58	14	44	44	0.02
JUUL changes in fair value	1,255	—	1,255	1,255	0.70
ABI-related special items	53	11	42	42	0.02
Cronos-related special items	175	8	167	167	0.09
Income tax items	—	(9)	9	9	—
2022 Adjusted for Special Items	$5,768	$1,439	$4,329	$4,329	$2.38

2021 Reported	$4,846	$1,275	$3,571	$3,573	$1.93
NPM Adjustment Items	(32)	(8)	(24)	(24)	(0.01)
Asset impairment, exit, implementation, acquisition and disposition-related costs	56	13	43	43	0.02
Tobacco and health and certain other litigation items	43	10	33	33	0.02
JUUL changes in fair value	100	—	100	100	0.05
ABI-related special items	(89)	(18)	(71)	(71)	(0.04)
Cronos-related special items	111	(5)	116	116	0.06
Loss on early extinguishment of debt	649	153	496	496	0.27
Income tax items	—	(3)	3	3	—
2021 Adjusted for Special Items	$5,684	$1,417	$4,267	$4,269	$2.30

2022 Reported Net Earnings				$2,850	$1.57
2021 Reported Net Earnings				$3,573	$1.93
% Change				(20.2)%	(18.7)%

2022 Net Earnings Adjusted for Special Items				$4,329	$2.38
2021 Net Earnings Adjusted for Special Items				$4,269	$2.30
% Change				1.4%	3.5%

[1] Diluted earnings per share attributable to Altria are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

1 Basic and diluted earnings (losses) per share attributable to Altria are computed independently for each period. Accordingly, the sum of the quarterly earnings (losses) per share amounts may not agree to the year-to-date amounts

				Schedule 10
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Year Ended December 31, 2021
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Net Earnings Attributable to Altria	Diluted EPS
2021 Reported	$3,824	$1,349	$2,475	$2,475	$1.34
NPM Adjustment Items	(76)	(19)	(57)	(57)	(0.03)
Asset impairment, exit, implementation, acquisition and disposition-related costs	120	21	99	99	0.05
Tobacco and health and certain other litigation items	182	44	138	138	0.07
ABI-related special items	6,203	1,302	4,901	4,901	2.66
Cronos-related special items	466	(4)	470	470	0.25
Loss on early extinguishment of debt	649	153	496	496	0.27
Income tax items	—	3	(3)	(3)	—
2021 Adjusted for Special Items	$11,368	$2,849	$8,519	$8,519	$4.61

		Schedule 11
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
(Unaudited)

	June 30, 2022	December 31, 2021
Assets
Cash and cash equivalents	$2,567	$4,544
Inventories	1,144	1,194
Other current assets	375	345
Property, plant and equipment, net	1,557	1,553
Goodwill and other intangible assets, net	17,549	17,483
Investments in equity securities	12,590	13,481
Other long-term assets	964	923
Total assets	$36,746	$39,523

Liabilities and Stockholders’ Equity (Deficit)
Current portion of long-term debt	$2,634	$1,105
Accrued settlement charges	1,749	3,349
Other current liabilities	3,928	4,125
Long-term debt	25,046	26,939
Deferred income taxes	3,898	3,692
Accrued pension costs	197	200
Accrued postretirement health care costs	1,437	1,436
Other long-term liabilities	260	283
Total liabilities	39,149	41,129
Total stockholders’ equity (deficit)	(2,403)	(1,606)
Total liabilities and stockholders’ equity (deficit)	$36,746	$39,523

Total debt	$27,680	$28,044

					Schedule 12
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data for Special Items
For the Quarters Ended June 30,
(dollars in millions)
(Unaudited)

	Marketing, administration and research costs	General corporate expenses	Interest and other debt expense, net	(Income) losses from equity investments	(Gain) loss on Cronos-related financial instruments
2022 Special Items - (Income) Expense
Asset impairment, exit, implementation, acquisition and disposition-related costs	$—	$2	$—	$—	$—
Tobacco and health and certain other litigation items	38	7	1	—	—
JUUL changes in fair value	—	—	—	1,155	—
ABI-related special items	—	—	—	112	—
Cronos-related special items	—	—	—	110	4

2021 Special Items - (Income) Expense
Asset impairment, exit, implementation, acquisition and disposition-related costs	$—	$8	$—	$—	$—
Tobacco and health and certain other litigation items	8	—	—	—	—
JUUL changes in fair value	—	—	—	(100)	—
ABI-related special items	—	—	—	39	—
Cronos-related special items	—	—	—	78	103

Note: This schedule is intended to provide supplemental financial data for certain income and expense items that management believes are not part of underlying operations and their presentation in Altria’s consolidated statements of earnings. This schedule is not intended to provide, or reconcile, non-GAAP financial measures.

						Schedule 13
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data for Special Items
For the Six Months Ended June 30,
(dollars in millions)
(Unaudited)

	Cost of Sales	Marketing, administration and research costs	General corporate expenses	Interest and other debt expense, net	Loss on early extinguishment of debt	(Income) losses from equity investments	(Gain) loss on Cronos-related financial instruments
2022 Special Items - (Income) Expense
NPM Adjustment Items	$(60)	$—	$—	$—	$—	$—	$—
Asset impairment, exit, implementation, acquisition and disposition-related costs	—	—	9	—	—	—	—
Tobacco and health and certain other litigation items	—	50	7	1	—	—	—
JUUL changes in fair value	—	—	—	—	—	1,255	—
ABI-related special items	—	—	—	—	—	53	—
Cronos-related special items	—	—	—	—	—	161	14

2021 Special Items - (Income) Expense
NPM Adjustment Items	$(32)	$—	$—	$—	$—	$—	$—
Asset impairment, exit, implementation, acquisition and disposition-related costs	1	37	18	—	—	—	—
Tobacco and health and certain other litigation items	—	43	—	—	—	—	—
JUUL changes in fair value	—	—	—	—	—	100	—
ABI-related special items	—	—	—	—	—	(89)	—
Cronos-related special items	—	—	—	—	—	118	(7)
Loss on early extinguishment of debt	—	—	—	—	649	—	—

Note: This schedule is intended to provide supplemental financial data for certain income and expense items that management believes are not part of underlying operations and their presentation in Altria’s consolidated statements of earnings. This schedule is not intended to provide, or reconcile, non-GAAP financial measures.